Exhibit 99.1
LAND O’LAKES, INC.
NEWS RELEASE
For more information contact:
Jeanne Forbis 651-481-2071
Land O’Lakes Reports First-Half Results
Year-to-date net sales of $5.8 billion ... net earnings of $164 million
August 13, 2009 (Arden Hills, Minn.) ... Land O’Lakes, Inc. today reported net sales of $5.8 billion and net earnings of $164.1 million for the first six months of 2009. While net sales were down from $6.6 billion for the first-half of last year, the $164.1 million in net earnings matched the same period one year ago, despite 2009’s difficult economy. The company reported net sales of $2.8 billion and net earnings of $81.5 million for the second quarter, versus $3.3 billion in net sales and $102.8 million in net earnings for the same period one year ago.
Land O’Lakes President and Chief Executive Officer Chris Policinski said the company’s first-half financial results indicated that: “While Land O’Lakes is not immune to the stresses and challenges of a difficult economy, we are solidly positioned to deal with the challenges ahead.”
Among the factors Policinski cited in Land O’Lakes positioning were a sound and stable balance sheet, strong market positions and leading brands, an organization-wide commitment to best cost discipline and well-developed strategic plans.
Company officials indicated business unit results were mixed, with Dairy Foods and Layers/Eggs particularly affected by declining commodity markets and the impact of economic conditions on consumer purchasing decisions; strong performance in Seed and Crop Protection Products; and Feed realizing a volume decline in the livestock segment (due to financial stress among beef cattle and dairy producers), but seeing increased volume in the lifestyle feed and ingredients segments.
The company’s Total EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) was $141.3 million for the quarter and $254.1 million year to date, versus $163.8 million and $273.1 million for the same periods in 2008.
The company also reports EBITDA on a normalized basis, excluding the effects of unrealized hedging, significant asset sales or impairments, legal settlements, debt extinguishment costs and other special items. Normalized EBITDA for the quarter was $100.5 million, compared to $136.7 million for the second quarter of 2008. Year-to-date normalized EBITDA was $216.2 million, versus $272.1 million for the first half of 2008. The company decreased its guidance for full-year (2009) normalized EBITDA from $350 million to $340 million.
-more-

Land O’Lakes — 2 of 4
Commenting on the balance sheet, the company reported an improved Long-Term-Debt to Capital ratio (32.7 percent versus 34.4 percent as of June 30, 2008) and sound liquidity ($456.1 million in cash-on-hand and unused borrowing authority). Total debt at the end of the second quarter was $968 million, versus $722 million at the end of the second quarter in 2008. The difference was due to increased working capital usage.
Dairy Foods
In Dairy Foods, Land O’Lakes reported second-quarter sales of $713 million and $18.0 million in pretax earnings for the quarter, as compared to second-quarter sales of $1.0 billion and $44.8 million in pretax earnings for the same period one year ago. Year to date, Dairy Foods sales stand at $1.5 billion, versus $2.1 billion for the first two quarters of 2008. The company reported $0.1 million in pretax earnings in Dairy Foods through June, versus $39.7 million in pretax earnings for the first half of 2008.
Company officials noted that 2009 performance in Dairy Foods has been negatively affected by lower commodity markets and a consumer shift toward lower-priced (private label) products. Volumes were mixed, and reflected the product-mix shift. Value Added total butter and spreads volume was up 1 percent versus the first half of 2008, with retail butter volume flat, private label butter up 3 percent and spreads down 9 percent. Retail cheese volumes were down 6 percent, while Dairy Solutions volumes (Foodservice and Ingredients Solutions) were up 5 percent, driven primarily by gains in the government and school segments. On the Industrial (commodity) side of the business, cheese and whey volumes were up 4 percent and 22 percent, respectively. Again, dollar sales and earnings in Dairy Foods were shaped by a lower-price environment in both the value-added and commodity segments.
Feed
The Feed division reported $851 million in sales and $19.8 million in pretax earnings for the second quarter, versus $926 million in sales and $21.0 million in pretax earnings for the second quarter of 2008. Feed reported $1.74 billion in sales year to date, and $25.1 million in pretax earnings, down from $1.87 billion in sales and $30.4 million in pretax earnings through the first two quarters of 2008.
Factors affecting Feed performance, particularly in the livestock sector, were reduced volumes and a shift away from fully formulated feeds, attributable largely to market declines and financial stress in the beef cattle and dairy industries. Year to date, livestock feed volumes were down 13 percent versus the first half of 2008, while lifestyle feed volumes were up 2 percent and feed ingredients volumes were up 1 percent. Feed’s 2009 earnings were also partly supported by unrealized hedging gains.
Layers/Eggs
The company participates in the layers/shell eggs industry through Moark LLC, a wholly owned subsidiary. While volume was up, performance in this business was affected by a significant slump in the commodity egg market, with the average shell egg price for the first half of the year at $1.08 per dozen, down nearly 25 percent from the $1.43 per dozen of the first half of 2008.
-more

Land O’Lakes — 3 of 4
For the second quarter, the company recorded $120 million in sales and a $6.2 million pretax loss in eggs, compared to $138 million in sales and $11.0 million in pretax earnings for the same quarter last year. First-half sales in eggs totaled $258 million, compared to $320 million for the first-half of 2008. Pretax earnings through June were $4.3 million, down from $43.3 million for the first half of 2008.
Overall shell egg volume through June was up 7 percent over one year ago. That gain, however, was in lower-priced commodity eggs (up 8%), while volume in branded and specialty eggs was flat with one year ago.
Seed
For the second quarter, the Seed division reported sales of $364 million and a pretax loss of $4.7 million, as compared to sales of $248 million and pretax earnings of $11.8 million for the second quarter of 2008. For the first half of the current year, the company’s Seed business reported significantly increased sales and earnings: $1.14 billion in sales and $81.8 million in pretax earnings, versus $875 million in sales and $54.8 million in pretax earnings one year ago. Company officials attributed Seed’s continued strong first-half earnings to an ongoing focus on the delivery of the best genetics and traits, the success and expansion of the company’s “Expert Seller” and Answer Plot™ programs, and the strength of the company’s seed/crop protection products business alignment (under the WinField Solutions™ marketing identity).
From a volume perspective, year to date, corn volume was down 4 percent, soybeans were up 5 percent and alfalfa was down 11 percent.
Agronomy/Crop Protection Products
The company’s Agronomy business consists of its core, wholly owned, wholesale crop protection products business (aligned with Seed under the WinField Solutions™ banner) and a 50-percent interest in Agriliance LLC, a retail agronomy joint venture. Second-quarter Agronomy sales totaled $790 million, with pretax earnings of $77.1 million, as compared to sales of $994 million and pretax earnings of $46.9 million for the same quarter one year ago. Year to date, Agronomy operations reported $1.20 billion in sales and $69.3 million in pretax earnings, versus $1.48 billion in sales and $37.6 million in pretax earnings one year ago. This improvement was partially due to the acceleration of vendor rebate income this year due to an improved documentation process.
Crop protection product sales and volumes were down from one year ago primarily due to declines in the value of some key products (such as glyphosates), inventory carry-over and just-in-time purchasing by customers, and a later growing season. Company officials indicated they expect to recapture some of the sales decline in the third quarter.
Company officials also indicated efforts to reposition the Agronomy retail business (consistent with a strategic focus on wholesale crop protection products) continue. In April, the company announced the sale of nine Agriliance retail centers to Agri-AFC LLC. More recently, the company announced that an agreement had been reached to sell 11 Agriliance retail facilities to Tennessee Farmers Cooperative.
more-

Land O’Lakes — Page 4 of 4
Conference Call
Land O’Lakes, Inc., a national food and agricultural cooperative, will discuss these results in a conference call scheduled for 1:00 p.m., Eastern Daylight Time, August 13, 2009. The dial-in numbers are: USA — 1-800-862-9098; International — 1-785-424-1051. The Conference ID is LANDOLAKES. A replay of the conference call will be available through August 20, 2009, at: USA — 1-800-283-8217; International — 1-402-220-0868.
Land O’Lakes, Inc. (www.landolakesinc.com) is a national, farmer-owned food and agricultural cooperative with 2008 sales of approximately $12 billion. Land O’Lakes is a Fortune 250 company which does business in all 50 states and more than 50 countries. It is a leading marketer of a full line of dairy-based consumer, foodservice and food ingredient products across the United States; serves its international customers with a variety of food and animal feed ingredients; and provides farmers and ranchers with an extensive line of agricultural supplies (feed, seed, and crop protection products) and services. Land O’Lakes also provides agricultural assistance and technical training in more than 25 developing nations.
CAUTIONARY STATEMENT
This press release contains forward-looking statements that are based on management’s current expectations and assumptions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. For a further discussion of important risk factors that may materially affect management’s estimates and Land O’Lakes results, please see the risk factors contained in Land O’Lakes most recent periodic report which can be found on the Securities and Exchange Commission web site (www.sec.gov) and the company’s website (www.landolakesinc.com).
-###-
Attachments: Financial Statements

LAND O’LAKES, INC.
Consolidated Balance Sheets
($ in thousands)

	June 30,	December 31,
	2009	2008
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$35,577	$30,820
Receivables, net	1,319,506	1,104,261
Inventories	1,128,822	1,083,978
Prepaid assets	46,623	1,101,005
Other current assets	78,596	123,504

Total current assets	2,609,124	3,443,568

Investments	311,095	314,487
Property, plant and equipment, net	679,708	658,261
Goodwill, net	276,658	277,176
Other intangibles, net	117,701	120,982
Other assets	168,172	166,838

Total assets	$4,162,458	$4,981,312

Liabilities and Equities
Current liabilities:
Notes and short-term obligations	$432,323	$409,370
Current portion of long-term debt	2,539	2,864
Accounts payable	1,095,963	1,175,995
Customer advances	130,809	1,045,705
Accrued liabilities	448,667	423,494
Patronage refunds and other member equities payable	39,027	37,751

Total current liabilities	2,149,328	3,095,179

Long-term debt	532,736	531,955
Employee benefits and other liabilities	382,469	358,404
Commitments and contingencies
Equities:
Capital stock	1,587	1,611
Member equities	992,903	947,141
Accumulated other comprehensive loss	(151,609)	(150,277)
Retained earnings	240,914	178,377

Total Land O’Lakes, Inc. equity	1,083,795	976,852
Noncontrolling interests	14,130	18,922

Total equities	1,097,925	995,774

Total liabilities and equities	$4,162,458	$4,981,312

LAND O’LAKES, INC.
Consolidated Statements of Operations
($ in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Net sales	$2,814,499	$3,327,865	$5,761,813	$6,584,864
Cost of sales	2,535,384	3,016,377	5,222,654	6,022,669

Gross profit	279,115	311,488	539,159	562,195

Selling, general and administrative	165,788	190,109	329,061	357,688
Restructuring and impairment	8,936	(12)	9,233	41

Earnings from operations	104,391	121,391	200,865	204,466

Interest expense, net	12,640	15,587	25,838	32,722
Other (income) expense, net	(4,341)	—	(6,728)	12
Equity in earnings of affiliated companies	(10,665)	(20,456)	(3,501)	(24,558)

Earnings before income taxes	106,757	126,260	185,256	196,290
Income tax expense	25,473	13,716	24,248	20,638

Net earnings	81,284	112,544	161,008	175,652
Less: net (loss) earnings attributable to noncontrolling interests	(173)	9,759	(3,139)	11,584

Net earnings attributable to Land O’Lakes, Inc.	$81,457	$102,785	$164,147	$164,068

LAND O’LAKES, INC.
Consolidated Statements of Cash Flows
($ in thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2009	2008
Cash flows from operating activities:
Net earnings attributable to Land O’Lakes, Inc.	$164,147	$164,068
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	43,008	44,114
Amortization of deferred financing costs	1,180	1,052
Bad debt expense	1,604	1,899
Proceeds from patronage revolvement received	229	1,616
Non-cash patronage income	(555)	(3,185)
Deferred income tax expense (benefit)	20,856	(25,418)
Increase in other assets	(1,747)	(1,496)
Increase in other liabilities	14,911	8,314
Restructuring and impairment	9,233	41
Loss on divestiture of a business	407	—
(Gain) loss on sale of investments	(6,958)	12
Gain on foreign currency exchange contracts on sale of investment	(177)	—
Equity in earnings of affiliated companies	(3,501)	(24,558)
Dividends from investments in affiliated companies	7,630	10,072
Net (loss) earnings attributable to noncontrolling interests	(3,139)	11,584
Other	(3,506)	(1,153)
Changes in current assets and liabilities, net of acquisitions and divestitures:
Receivables	(232,784)	(243,378)
Inventories	(45,954)	(135,059)
Prepaids and other current assets	1,078,869	761,101
Accounts payable	(79,183)	401,144
Customer advances	(914,896)	(814,098)
Accrued liabilities	37,569	169,506

Net cash provided by operating activities	87,243	326,178

Cash flows from investing activities:
Additions to property, plant and equipment	(73,374)	(69,598)
Acquisitions, net of cash acquired	—	(9,040)
Investments in affiliates	(1,665)	(50,860)
Distributions from investments in affiliated companies	—	7,865
Proceeds from divestiture of a business	2,698	—
Proceeds from sale of investments	16,965	49
Proceeds from foreign currency exchange contracts on sale of investment	518	—
Proceeds from sale of property, plant and equipment	1,211	3,105
Insurance proceeds for replacement assets	6,538	—
Change in notes receivable	(925)	(11,816)
Other	249	(651)

Net cash used by investing activities	(47,785)	(130,946)

Cash flows from financing activities:
Increase (decrease) in short-term debt	22,953	(64,778)
Proceeds from issuance of long-term debt	1,435	496
Principal payments on long-term debt and capital lease obligations	(1,291)	(13,324)
Payments for redemption of member equities	(54,607)	(94,032)
Payments for debt issuance costs	(1,486)	—
Other	(1,705)	(96)

Net cash used by financing activities	(34,701)	(171,734)

Net increase in cash and cash equivalents	4,757	23,498

Cash and cash equivalents at beginning of the period	30,820	116,839

Cash and cash equivalents at end of the period	$35,577	$140,337

LAND O’LAKES, INC.
EBITDA
($ in thousands)
(Unaudited)

			Twelve
			Months
	Six Months Ended		Ended
	June 30,		June 30,
	2009	2008	2009
Earnings before income taxes	$185,256	$196,290	$179,222
Interest expense, net	25,838	32,722	56,348
Depreciation	40,377	38,104	80,738
Amortization	2,631	6,010	9,965

Total EBITDA	254,102	273,126	326,273

Noncontrolling interests	3,042	(11,683)	(1,403)
Unrealized hedging (gain) loss	(43,415)	3,133	5,702
Gain on insurance settlement	—	—	(10,638)
Loss on divestitures	407	—	407
(Gain) loss on sale of investments	(7,135)	12	(18,796)
Restructuring and impairments	9,233	41	12,085
Environmental reserve	—	7,500	1,400

Normalized EBITDA	$216,234	$272,129	$315,030